UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) January 20, 2010

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Mintflower Place, 4th floor Par-La-Ville Rd, Hamilton, Bermuda		HM 08
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Clarendon House, Church Street, HM 11 Hamilton, Bermuda
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 20, 2010, Central European Media Enterprises Ltd. (“CME”) and its wholly-owned subsidiary CME Cyprus Holding II Limited (“Cyprus Holding”) entered into a share purchase agreement (the “Agreement”) with Igor Kolomoisky and Harley Trading Limited (“Harley”), a company beneficially owned by Mr. Kolomoisky, to sell CME’s Studio 1+1 and Kino businesses in Ukraine. Aggregate cash consideration for the transaction is US$ 300 million plus the reimbursement of the amount of additional funding CME provides to these businesses between signing and completion.  The amount of additional funding is estimated to be US$ 19 million.

Pursuant to the terms of the Agreement, CME will sell 100% of Cyprus Holding, which owns the entities comprising the Studio 1+1 and Kino businesses, to Harley.  Harley will pay an initial instalment of US$ 30 million on February 1, 2010 and the remaining $270 million plus the reimbursement of the additional cash funding at completion.  Under a guarantee provided by Mr. Kolomoisky under the Agreement, his liability is limited to US$ 30 million.  Completion is subject to the receipt of regulatory approvals by Harley and is expected to occur during the second half of April 2010.  CME is entitled to terminate the Agreement if the initial US$ 30 million instalment is not paid when due.  In addition, in the event completion does not occur for certain specified reasons, CME may be entitled to retain up to the entire amount of the initial instalment of $30 million.

Mr. Kolomoisky is a member of the Board of Directors of CME and beneficially owns approximately 2.6% of the outstanding shares of CME.

Item 1.02	Termination of a Material Definitive Agreement

In connection with the Agreement, CME, Mr. Kolomoisky and the other parties thereto terminated the agreement dated July 2, 2009, as amended, relating to an investment by Mr. Kolomoisky in CME's Ukraine operations, as described in the Current Report on Form 8-K filed by CME on July 2, 2009.  Item 1.01 is herein incorporated by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: January 20, 2010	/s/ David Sturgeon
David Sturgeon
Deputy Chief Financial Officer